Exhibit 10.9

Certain confidential portions of this exhibit were omitted by means of marking such portions with brackets and asterisks because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed, or constituted personally identifiable information that is not material.

ZEEKR Automobile (Ningbo Hangzhou Bay New Zone) Co., Ltd.

and

Ningbo Hangzhou Bay Geely Auto Parts Co., Ltd.

and

Zhejiang Geely Automobile Co., Ltd.

and

Zhejiang ZEEKR Intelligent Technology Co., Ltd.

Cooperation Framework Agreement

Project name: [***]

Contract number: [***]

Signed on: August 1, 2022

Cooperation Framework Agreement

This Cooperation Framework Agreement (hereinafter referred to as “this Agreement”) was made and entered into by and between the following Parties on August 1, 2022:

Party A: ZEEKR Automobile (Ningbo Hangzhou Bay New Zone) Co., Ltd.

Party B: Ningbo Hangzhou Bay Geely Auto Parts Co., Ltd.

Party C: Zhejiang Geely Automobile Co., Ltd.

Party D: Zhejiang ZEEKR Intelligent Technology Co., Ltd.

Party A, Party B, Party C and Party D may be referred to individually as “a Party” or “any Party” and collectively as “the Parties”.

The Parties agree that, under this Agreement, affiliated parties refer to any subject that directly or indirectly controls or is controlled by one or more intermediate subjects, or is directly or indirectly controlled by a third party together with this subject. The aforesaid "Control" refers to the right to directly manage a subject or to have decision-making power over the management of the subject by: (a) directly or indirectly owning more than 50% of the voting shares, registered capital or equity of the subject; (b) having the right to appoint a majority of the members of the board of directors or similar body of the subject; or (3) controlling by contract or otherwise. “Controlled” has a corresponding meaning according to the aforementioned "Control". Under this Agreement, Party A and Party D are affiliated parties, and the affiliated parties of Party A and Party D include but are not limited to Zhejiang ZEEKR Automobile Sales Co., Ltd. and its wholly-owned subsidiaries. For the purpose of this Agreement, the affiliated parties of Party A and Party D only include subjects directly or indirectly controlled by ZEEKR Technology Limited, and the affiliated parties of Party C exclude subjects directly or indirectly controlled by ZEEKR Technology Limited.

Through friendly negotiation, the Parties hereby enter into the following Agreement on the development and production of [***] and its facelift models for mutual compliance.

1            Cooperation Principles

1.1 All Parties adhere to the principles of openness, transparency and sharing, and fully trust each other and share resources.

1.2 In the process of project development, the control, verification and acceptance of each node shall be given priority to Party A.

1.3 During the production of the project, quality control shall be carried out in accordance with Appendix 4 Quality Agreement or Party B's quality assurance system approved by Party A.

2            Cooperation Scope

2.1 The Parties shall jointly develop and manufacture new-energy pure electric vehicles based on [***] and its facelift models. The project code is [***] and its facelift models (hereinafter referred to as the "Cooperative Vehicle Models"), and the Cooperative Vehicle Models use the brand of "ZEEKR". The Road Motor Vehicle Manufacturer and Product Announcement corresponding to the Cooperative Vehicle Models (hereinafter referred to as the "Product Announcement") will be registered under Party C's name.

2.2 For the aforementioned purpose, Party A and/or its affiliated parties will entrust Party B to produce Cooperative Vehicle Models; Party C will inspect and process the Cooperative Vehicle Models and go through the necessary formalities such as the Motor Vehicle Certificate (hereinafter referred to as the "Certificate"), and then sell the vehicle products to Party A and/or its affiliated parties; After Party A and/or its affiliated parties sell the vehicle products to Party D and/or its affiliated parties, Party D and/or its affiliated parties will act as the exclusive general distributor of the Cooperative Vehicle Models. See Appendix 3 for the division of labor and transaction path of all Parties.

3            Rights and Obligations of the Parties

3.1 Party A and/or its affiliated parties are responsible for the project development tasks, objectives, costs, development progress and R&D quality control, while Party C is responsible for handling the necessary formalities such as product announcement, 3C certification and environmental protection announcement declaration of the Cooperative Vehicle Models, and providing necessary technical data and related documents. If on-site audit or inspection is required by relevant laws and regulations or government authorities, Party B shall cooperate according to the requirements of government authorities, Party A and/or its affiliated parties, and Party C (including but not limited to cooperating with on-site work and providing documents and materials).

3.2 Party A and/or its affiliated parties are responsible for supply chain management such as direct material supplier selection, pricing and point setting, business negotiation, supplier management, purchase order placement, supplier capacity and supply timeliness guarantee. Party B will timely accept the materials delivered by the supplier according to the acceptance standards and requirements recognized by Party A and/or its affiliated parties (including but not limited to package confirmation, visual inspection, quantity check, model check, and quality problems), and properly keep and settle the material price. If it is necessary to pay the supplier in advance due to material shortage and other reasons, Party A and/or its affiliated parties shall pay the corresponding material price to Party B in advance, which may be deducted from the vehicle kit payment payable by Party A and/or its affiliated parties to Party B.

3.3 Party B will manufacture the Cooperative Vehicle Models according to the quality assurance requirements agreed in Appendix 4 Quality Agreement. Party B shall formulate the inspection documents of the Cooperative Vehicle Models according to Appendix 4 Quality Agreement or the acceptance standards confirmed separately with Party A, and carry out the process inspection and ex-factory inspection of the Cooperative Vehicle Models accordingly. Party A and/or its affiliated parties have the right to inspect the Cooperative Vehicle Models prior to delivery, and also have the right to conduct random inspection upon delivery by Party B.

3.4 Party B will coordinate Party C to handle the Certificate, conformity certificate, 3C labeling, printing and information uploading of the environmental protection on-board list of the Cooperative Vehicle Models. According to the corresponding data provided by Party A (or Party A's affiliated parties) and/or Party D (or Party D's affiliated parties), Party C is responsible for the information input of various platforms, including but not limited to the new energy vehicle monitoring platform and battery traceability system, and Party B is responsible for timely and accurately providing all other information (including but not limited to vehicle production, warehousing, invoicing and other information) required to complete the above work, and is held accountable for the authenticity, accuracy and completeness of such information.

3.5 All Parties hereby confirm that although the product announcement is registered in the name of Party C, such new energy points, carbon emission points (if applicable), subsidies and allowances of the central and/or local governments for new energy vehicles (including but not limited to car purchase subsidies, energy saving and emission reduction subsidies, and the rights and interests under various support/reward policies issued by the state or local governments) as are related to the Cooperative Vehicle Models are owned by Party A (or Party A's affiliated parties) and/or Party D (or Party D's affiliated parties). Party B and Party C do not enjoy any rights and interests in question, and shall take necessary actions (for example, selling such rights and interests to a third party) according to the instructions of Party A and/or Party D, and the taxes and fees arising from such necessary actions shall be borne by Party A (or Party A’s affiliated parties) and/or Party D (or Party D's affiliated parties). For the sake of clarity, under the same conditions, Party A (or Party A's affiliated parties) and/or Party D (or Party D's affiliated parties) shall give priority to selling the new energy points to Party C and/or its affiliated parties.

3.6 All Parties concerned shall refer to Appendix 4 Quality Agreement for the quality assurance, after-sales service and claims of the Cooperative Vehicle Models and delivered vehicles.

4            Factory Construction and SOP Preparation

4.1 Party B is a brand-new, high-quality automobile production base with first-class manufacturing level and management level, which may meet Party A's quality requirements and capacity requirements.

4.2 All Parties hereby confirm that Party B's factory (including but not limited to factory building, production line, investment of facilities and equipment such as logistics and warehousing in the factory) will be built at Party B's own funds.

4.3 All Parties hereby confirm that the costs related to the trial production and production of the Cooperative Vehicle Models (hereinafter referred to as "Production Costs") shall be borne by Party A and/or its affiliated parties. Upon the execution of this Agreement, Party A and/or its affiliated parties and Party B shall jointly calculate the Production Costs incurred for the Cooperative Vehicle Models, and the amount in the settlement statement confirmed by the Parties shall prevail.

Production Costs refer to the costs of direct materials, energy consumption, material consumption, and low value and consumption goods related to testing cars, exhibiting cars and testing parts during the trial production stage of the Cooperative Vehicle Models, and also include the wages (including welfare, social insurances and housing provident fund) of workers prior to FSR, training fees of substitute workers, and expert support fees. Based on the New Accounting Standards for Business Enterprises (CK (2006) No. 18), Party B is not included in the "scope of management expenses-start-up expenses", but listed in the subject of "R&D expenditures-capitalized expenditures".

5            Production Capacity Schedule

5.1 Every year, Party A shall submit to Party B the rolling production capacity schedule of "1+3" years from the next year according to the rules for submitting production capacity schedule formulated by Party B. Party B shall try its best to meet Party A's production capacity requirements.

For the sake of clarity, the annual scheduled capacity mentioned herein shall be subject to the amount upon the last adjustment according to rolling update (if any).

If the total scheduled production capacity received by Party B from each brand company is beyond Party B's production capacity, Party B shall negotiate with each brand company on the adjustment of scheduled production capacity according to the specific situation, and implement the adjusted scheduled production capacity upon the final resolution made by the manufacturing committee.

5.2 If Party A plans to further increase the supply quantity of the Cooperative Vehicle Models beyond the annual scheduled production capacity, specific matters shall be separately negotiated with Party B.

6            Accounting and Payment of Factory Price

6.1 All Parties hereby confirm that the factory price of the finished vehicle kit shall be calculated according to the following formula:

Factory price=BOM costs *([***]%) + (Expenses for three items of the factory + Fixed depreciation and amortization+ Support guarantee allocation + Taxes and surcharges) * ([***]%)

Of which:

•	BOM costs refer to the total costs of materials purchased by Party B and accepted by Party A and/or its affiliated parties for the finished vehicle products actually delivered to Party D and/or its affiliated parties. The specific details shall be determined by Party A and/or its affiliated parties and Party B.

•	Expenses for three items of the factory refer to the sum of direct labor expenses, controllable manufacturing expenses and controllable administrative expenses.

•	Fixed amortization refers to the sum of uncontrollable manufacturing expenses and uncontrollable administrative expenses.

Price of the finished vehicle/kit sold by the directory company (i.e. Party C, the same below) = Purchase price of the directory company from the factory (i.e. Party B, the same below) + Value-added cost of the directory company in this business * (1 + Value-added cost plus rate) + Non-value-added cost of the directory company in this business

Of which:

•     "Value-added cost” refers to the direct cost (excluding the price of purchasing the finished vehicle kits and accompanying tool kits from the factory) and indirect cost incurred by the directory company in completing the last process of vehicle production, excluding financial expenses, non-operating expenses and income tax expenses;

•     “Non-value-added cost” equals to the sales management expense of the directory company in this business minus the value-added cost of the directory company in this business;

•     In 2022, the value-added cost plus rate is [***]%, which is uniformly reviewed by Geely Automobile Group Co., Ltd. every year.

Refer to Appendix 1 and Appendix 2 for details.

6.2 For the sake of clarity, the "fixed depreciation and amortization" mentioned in the above formula shall be determined according to the following principles:

(1)        Party B's accounting policies on depreciation and amortization of fixed assets (including adjustment of accounting policies, the same below) and the list of fixed assets have been approved by Party A and/or its affiliated parties in advance;

(2)        The depreciation and amortization of fixed assets shall be apportioned among brands according to the relative proportion of determined production capacity or actual production capacity of each brand (whichever is higher); If the actual annual production capacity does not reach the determined production capacity, Party A and/or its affiliated parties shall make appropriate compensation for the difference between the determined production capacity and the actual production capacity upon consultation and confirmation by Party A and/or its affiliated parties and Party B, and make a lump sum payment to Party B in January of next year.

Refer to Appendix 2 for details.

6.3 Party B shall take necessary measures to control the "expenses for three items of the factory" within a reasonable range. Upon notification to Party B in advance, Party A and/or its affiliated parties have the right to review the "expenses for three items of the factory"; Party B shall reasonably answer the questions raised by Party A and/or its affiliated parties; Party B shall adopt the reasonable suggestions put forward by Party A and/or its affiliated parties. The "expenses for three items of the factory" are apportioned among brands on a monthly basis according to the relative proportion of the actual production capacity of each brand.

6.4 Party A and/or its affiliated parties shall pay the payment to Party C on a monthly basis. Party A and/or its affiliated parties shall pay the corresponding amount to the bank account designated by Party C within the time limit agreed by the Parties after the Parties have completed the settlement confirmation at the end of the month and received the special VAT invoice issued by Party B and its affiliated parties.

7            Confidentiality Agreement

7.1 During and after the term of this Agreement, without the written permission of other parties, any Party shall not disclose the confidential information to a third party, unless the information is available through public channels.

7.2 Any Party (including its employees) has the obligation to keep confidential this Agreement and all business policy, rules, operation manuals, customer information, and product information.

8            Liability for Breach of the Agreement

8.1 This Agreement is a clear expression of the true will of all Parties. During the performance of this Agreement, if any Party fails to strictly implement or fulfill the corresponding responsibilities and obligations in accordance with this Agreement, such Party will be deemed to have breached the Agreement, and shall bear the corresponding liability for the breach. In addition to compensating the observant Party for its actual losses, the defaulting Party shall also bear all expenses paid by the observant Party to obtain such compensation, including but not limited to legal fees, attorney fees, and travel expenses.

If any other third party suffers any losses and disputes due to any Party's violation of this Agreement, and the result of the settlement of such disputes finally leads to the observant Party taking any responsibilities, the breaching Party shall fully compensate the observant Party for the losses thus incurred.

8.2 If this Agreement is terminated in advance caused by Party A, that is, the production of the Cooperative Vehicle Models in Party B is stopped prior to the expiration of this Agreement, Party A and/or its affiliated parties shall compensate Party B for the reasonable and direct losses caused thereby in lump sum. For the purpose of clarity, Party B's reasonable direct losses are limited to those directly related to the Cooperative Vehicle Models, including but not limited to the depreciation and amortization of fixed assets (calculated at annual scheduled production capacity), material inventory, semi-finished products of the Cooperative Vehicle Models produced online, vehicles not yet delivered, and employee severance costs that have not yet been borne by Party B during the remaining term of this Agreement.

9            Special Clauses of Good Faith and Self-discipline

9.1 The Parties promise to strictly abide by the following agreements during business dealings:

(1)            Any Party shall not transfer all kinds of property and non-property interests or benefits to the other Parties' (including its shareholding, holding, actual control or other related units, the same below) personnel (including their relatives or other stakeholders, the same below) in any name.

(2)            Any Party shall not engage in operating campaigns with the other Parties' personnel, and those who are related to each other shall voluntarily withdraw. Within two years upon the termination of cooperation, any Party shall not employ the personnel of the other Parties or accept the service provided by the personnel of the other Parties without the consent of the other Parties.

9.2 In case of any breach of the foregoing provisions, the Breaching Party shall pay liquidated damages to the Observant Party at the rate of 30% of the contract amount (calculated according to the actual amount incurred in the case of a contract with a non-fixed amount, the same below). If the contract amount cannot be determined, the Breaching Party shall pay a liquidated damages of RMB 300,000 to the Observant Party. If the case constitutes a crime, it shall be submitted to the judicial organ for investigation of criminal responsibility.

9.3 If any Party finds that any member of any other Party violates the aforementioned clauses of good faith and self-discipline, the Party shall report to the compliance department or judicial organ of the other Party.

9.4 The change, transfer, termination, cancellation or invalidity of the Agreement shall not affect the validity of the aforementioned clauses of good faith and self-discipline.

10            Termination and Rescission of this Agreement

10.1 Each Party shall terminate this Agreement in writing without any liability in case of any of the following:

(1)            A Party is unable to pay its debts or goes into liquidation, or suffers any other event similar to that provided by law;

(2)            A Party changes its control or disposes of all or any of its important businesses or assets (except legal organizational adjustment), and such disposal seriously affects the Party's ability to perform this Agreement.

10.2 The Parties may terminate this Agreement by consensus.

10.3 If a Party delays the performance of this Agreement and fails to perform it after being urged by the observant Party, the observant Party may unilaterally terminate this Agreement.

10.4 In addition to the above-mentioned circumstances, if this Agreement is terminated or rescinded for any other reason, the Parties shall negotiate in good faith any matters not listed hereinabove or matters that shall be further discussed.

11            Dispute Resolution

This Agreement shall be governed by the laws of the People’s Republic of China. Any dispute arising from the performance of this Agreement shall be settled by the Parties through negotiation. If no agreement can be reached through negotiation, any Party may file a lawsuit with the people's court where Party B is located.

12            Miscellaneous

12.1 This Agreement comes into force upon signature and seal by the authorized representatives of the Parties and will terminate on December 31, 2025 or whichever of the circumstances set forth in Article 10 hereof meet. Articles 7-12 hereof will survive the termination of this Agreement and the rights and obligations arising prior to such termination will not affected.

12.2 In case of any matters not covered herein, Side Agreements on clauses to be supplemented may be signed through negotiation by the Parties, which will be annexed to this Agreement. The Appendixes hereto have the same effect as this Agreement.

12.3 This Agreement is made in octuplicate, with each Party holding two copies, all of which have the same legal effect.

[Signature page]

Appendix 1

Explanation of Absorption Cost Range of the Foundry

[***]

Appendix 2

Explanation of the Principle of Depreciation and Amortization

[***]

Appendix 3: Division of Labor and Transaction Path of All Parties

[***]

Appendix 4: Quality Agreement

Quality Agreement

[***]

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